Exhibit 99.1

NEWS RELEASE

Westell Technologies Regains Compliance with NASDAQ Listing Requirements
AURORA, IL -- July 31, 2020 Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of high-performance network infrastructure solutions, today announced that on July 28, the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market indicating that it has regained compliance with the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market under Listing Rule 5550(a)(2). The Company regained compliance with the NASDAQ's requirements when the closing bid price for the Company's common stock was at or above $1.00 for ten consecutive business days.
Additionally, the Company announced that it decided to forego the quarterly investor call that would have been scheduled in August 2020 in light of the proposed reverse/forward stock split transaction. Results for the quarter ended June 30, 2020 will be reported a separate press release that is expected to be issued on or about August 14, 2020.
About Westell
Westell is a leading provider of high-performance network infrastructure solutions focused on innovation and differentiation at the edge of communication networks where end users connect. The Company's portfolio of products and solutions enable service providers and network operators to improve performance and reduce operating expenses. With millions of products successfully deployed worldwide, Westell is a trusted partner for transforming networks into high-quality reliable systems. For more information, please visit www.westell.com.

For additional information, contact:

Tim Duitsman Chief Executive Officer Westell Technologies, Inc. +1 (630) 898 2500 tduitsman@westell.com